Exhibit 10.1

Discretionary Bonuses to Named Executive Officers

Name	Title	Amount of Cash Award ($)	Amount of Restricted Stock Award (shares) (1)
Craig R. Smith	President & Chief Executive Officer	$135,938	3,765
Grace R. den Hartog	Senior Vice President, General Counsel & Corporate Secretary	$40,624	1,125
Charles C. Colpo	Senior Vice President, Operations	$39,589	1,097

(1)	The shares of restricted stock vest three years from the date of grant, provided that the officer remains employed by the Company.